EXHIBIT 99.1

News Release

Sunoco Logistics Partners L.P.

1735 Market Street

Philadelphia, Pa. 19103-7583

For release: 4:15 p.m. (EST) January 9, 2008

For further information contact:

Jerry Davis (media) 215-977-6298

Neal Murphy (investors) 866-248-4344

No. 1

SUNOCO LOGISTICS PARTNERS L.P. ELECTS PHILIP L. FREDERICKSON TO BOARD

PHILADELPHIA, January 9, 2008 – The general partner of Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that Philip L. Frederickson has been elected to its board of directors, effective January 9, 2008.

Mr. Frederickson was formerly Executive Vice President, Planning, Strategy & Corporate Affairs, for ConocoPhillips, an international, integrated energy company, from 2006 to 2007. Prior to that he was Executive Vice President, Commercial, from 2002-2006. Mr. Frederickson retired from ConocoPhillips on January 1, 2008, after 30 years of service.

“We are pleased to have Philip Frederickson join our board as an independent director,” said John G. Drosdick, Chairman of Sunoco Logistics’ general partner. “As we continue to execute our growth strategy, his experience in the petroleum industry and his insights to our business will be valuable additions to the Board.”

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined product terminal capacity and 21.6 million shell barrels of crude oil terminal capacity (including 14.7 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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